Exhibit 99.1
UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS
FIRST-QUARTER 2011 FINANCIAL RESULTS
First-Quarter 2011 Diluted Earnings Per Share Doubled Over Last Year;
Stockholders’ Equity Increased 7.4 Percent During The First Quarter
Fort Lauderdale, Fla., May 9, 2011 — Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, reported net income of $13.9 million, or $0.34 per diluted share, in the first quarter of 2011, compared to net income of $6.9 million, or $0.17 per diluted share, for the same period in 2010.
First-Quarter 2011 Results
Net income and diluted earnings per share both doubled in the 2011 first quarter compared to the same period last year. The improvement in operating results is primarily attributable to an increase in net premiums earned. Net realized and unrealized gains on investments also positively contributed to the overall financial results. The improved profitability was moderated by state-mandated wind mitigation credits within the state of Florida and higher operating costs and expenses.
Homeowners’ and dwelling fire insurance policies serviced by Universal Property & Casualty Insurance Company (UPCIC), the Company’s wholly-owned subsidiary, and the related direct premiums written, increased during the first quarter of 2011 compared to the same period of 2010. The fourth-quarter 2009 premium rate increases in Florida, which were 14.6 percent statewide for UPCIC’s homeowners’ program and 14.8 percent statewide for its dwelling fire policies, increased premiums and improved profitability in the first quarter of 2011. Additionally, the premium rate increase of 14.9 percent statewide for UPCIC’s homeowners’ insurance program within the state of Florida announced February 2011 has started to flow through UPCIC’s book of business. The effective dates for the rate increase were February 7, 2011, for new business and March 28, 2011, for renewal business. UPCIC expects the approved premium rate increase to have a favorable effect on premiums written and earned in future months, as new and renewal policies are written at the higher rates.
During the 2011 first quarter, UPCIC’s policy count continued to grow. At March 31, 2011, UPCIC serviced approximately 593,000 homeowners’ and dwelling fire insurance policies, up from approximately 584,000 policies at December 31, 2010, and approximately 544,000 policies at March 31, 2010. The increase in the number of policies in-force is the result of strengthened relationships with existing agents, an increase in the number of new agents, as well as continued expansion within Florida, South Carolina, North Carolina, and Hawaii. Within South Carolina, North Carolina, and Hawaii, UPCIC had approximately 10,000 policies totaling approximately $13.7 million of in-force premiums at March 31, 2011.

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UIH Q1 2011 Results

Net premiums earned increased 44.1 percent in the first quarter of 2011 compared to the same quarter in 2010, primarily as a result of greater net premiums written, which were positively affected by policy count growth and the premium rate increases in Florida.
Operating costs and expenses for the first quarter of 2011 were higher compared to the first quarter of last year, as losses and loss adjustment expenses (LAE) increased 10.7 percent, and general and administrative expenses increased 47.9 percent. The increase in losses and LAE is due to the growth in policy count on a year-over-year basis. General and administrative expenses increased primarily in response to an increase in commissions paid on direct written premium and the associated premium taxes thereon. Commissions and premium taxes are directly related to the volume of direct written premium. As noted previously, direct written premium has increased in response to an increase in the number of policies-in-force and the increase in in-force premium per policy. Increased expenses were partially offset by an increase in ceding commissions.
At March 31, 2011, stockholders’ equity increased to $150.1 million from $139.8 million at December 31, 2010, and $114.8 million at March 31, 2010, representing growth of 7.4 percent and 30.8 percent, respectively.
Investment Portfolio Update
For the first quarter of 2011, net realized gains on investments were $3.7 million, and net unrealized gains on investments were $2.6 million. As of March 31, 2011, the Company’s investment securities, at fair value, totaled $139.1 million, compared to $224.5 million at December 31, 2010. At March 31, 2011, 58 percent of the investment securities, at fair value, were in equity securities and 42 percent were in debt securities. At March 31, 2011, the Company’s cash and cash equivalents totaled $281.1 million as compared to $147.6 million at December 31, 2010.
About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

UIH Q1 2011 Results

Forward-Looking Statements and Risk Factors
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the quarter ended March 31, 2011.
Investor Contact:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UIH Q1 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three
	Months Ended March 31,
	2011	2010
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$173,175	$160,100
Ceded premiums written	(123,891)	(127,568)

Net premiums written	49,284	32,532
(Increase) decrease in net unearned premium	(1,280)	782

Premiums earned, net	48,004	33,314
Net investment income	257	193
Net realized gains on investments	3,652	1,287
Net unrealized gains on investments	2,588	—
Net foreign currency gains on investments	71	684
Commission revenue	4,180	4,802
Policy fees	4,173	3,936
Other revenue	1,408	1,004

Total premiums earned and other revenues	64,333	45,220

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	26,185	23,652
General and administrative expenses	15,072	10,189

Total operating costs and expenses	41,257	33,841

INCOME BEFORE INCOME TAXES	23,076	11,379

Income taxes, current	8,737	3,484
Income taxes, deferred	441	951

Income taxes, net	9,178	4,435

NET INCOME	$13,898	$6,944

Basic net income per common share	$0.35	$0.18

Weighted average of common shares outstanding — Basic	39,388	38,889

Fully diluted net income per share	$0.34	$0.17

Weighted average of common shares outstanding — Diluted	40,509	40,434

Cash dividend declared per common share	$0.10	$0.12

	For the Three
	Months Ended March 31,
	2011	2010
Comprehensive Income:
Net income	$13,898	$6,944
Change in net unrealized losses on investments, net of tax	—	(1,758)

Comprehensive Income	$13,898	$5,186

UIH Q1 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share data)

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$281,113	$147,585
Investment securities, at fair value	139,084	224,532
Prepaid reinsurance premiums	228,395	221,086
Reinsurance recoverables	79,126	79,552
Premiums receivable, net	43,417	43,622
Receivable from securities	38,056	17,556
Other receivables	2,253	2,864
Property and equipment, net	5,624	5,407
Deferred policy acquisition costs, net	10,139	9,446
Deferred income taxes	13,006	13,448
Other assets	2,236	1,132

Total assets	$842,449	$766,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$158,250	$158,929
Unearned premiums	336,923	328,334
Advance premium	30,058	19,840
Accounts payable	5,271	3,767
Bank overdraft	26,863	23,030
Reinsurance payable, net	73,479	37,946
Income taxes payable	10,894	8,282
Dividend payable to shareholders	3,939	—
Other accrued expenses	23,468	23,150
Long-term debt	23,162	23,162

Total liabilities	692,307	626,440

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares - 1,000
Issued shares - 108
Outstanding shares - 108
Minimum liquidation preference — $288
Common stock, $.01 par value	404	404
Authorized shares - 55,000
Issued shares - 40,407
Outstanding shares - 39,388
Treasury shares, at cost - 1,019	(3,109)	(3,109)
Additional paid-in capital	34,073	33,675
Retained earnings	118,773	108,819

Total stockholders’ equity	150,142	139,790

Total liabilities and stockholders’ equity	$842,449	$766,230